FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-165147-03

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2012-CIBX COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2012-CIBX

BOOKRUNNER:      J.P. MORGAN SECURITIES LLC.
LEAD MANAGERS:   J.P. MORGAN SECURITIES LLC and CIBC WORLD MARKETS CORP.
CO-MANAGERS:     CREDIT SUISSE SECURITIES LLC and GOLDMAN, SACHS & CO.
RATING AGENCIES: MOODY’S & DBRS
OFFERING TYPE:   SEC-REGISTERED

***OFFERED CERTIFICATES***
CLASS  RATING(M/DBRS)     SIZE($MM)     WAL(YRS)    Pxg            %            CPN          $PX
A-1        Aaa/AAA                     68.035               1.98                  S+40         0.941       0.9582       99.9999
A-2        Aaa/AAA                     112.771             3.87                  S+75         1.530       1.8104       101.0000
A-3        Aaa/AAA                     283.979             7.33                  S+140       2.833       3.1388       102.0000
A-4        Aaa/AAA                     346.887             9.60                  S+150       3.246       3.4834       101.9998
A-S        Aaa/AAA                     117.540             9.96                  S+225       4.040       4.2707       101.9995
B            Aa2/AA                         61.185               9.96                  S+295       4.740       4.9697       101.9995
C            A2/A                              45.083               9.96                  S+415       5.940       5.1909        94.7235

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:                   $1,288,103,216
NUMBER OF LOANS:                              49
NUMBER OF PROPERTIES:                    59
WA CUT-OFF LTV:                                  63.0%
WA BALLOON LTV:                                53.1%
WA U/W DSCR:                                        1.47x
WA U/W NOI DEBT YIELD:                   10.7%
WA MORTGAGE RATE:                         5.296%
TOP TEN LOANS %:                                 56.3%
WA TERM TO MATURITY (MOS):      108
WA AMORTIZATION TERM (MOS):  341
WA SEASONING (MOS):                        5

LOAN SELLERS: CIBX COMMERCIAL MORTGAGE, LLC (53.0% of IPB),
              JPMORGAN CHASE BANK, N.A. (47.0% of IPB)

TOP 5 PROPERTY TYPES: RETAIL (37.1%), MULTIFAMILY (21.4%), HOTEL (18.4%),
                      OFFICE (17.8%), INDUSTRIAL (4.4%)

TOP 5 STATES: CA (16.3%), IL (15.5%), NY (12.8%), PA (10.0%), CT (6.2%)

MASTER SERVICER:             WELLS FARGO BANK, N.A.
SPECIAL SERVICER:            MIDLAND LOAN SERVICES
SENIOR TRUST ADVISOR:        TRIMONT REAL ESTATE ADVISORS
DIRECTING CERTIFICATEHOLDER: CIBX COMMERCIAL MORTGAGE, LLC (AN 84%/16% JOINT
                             VENTURE BETWEEN AN AFFILIATE OF THE BLACKSTONE
                             GROUP L.P. and CIBC INC.)

DOCUMENTS & TIMING
TERM SHEET, RED, ANNEX A: ATTACHED
PRICE GUIDANCE:           EARLY WK OF JUNE 18, 2012
ANTICIPATED PRICING:      Pxd
ANTICIPATED SETTLEMENT:   JUNE 29, 2012

ROADSHOW
HARTFORD, BREAKFAST:    MON, 6/18 @  8:30AM EST, HARTFORD MARRIOTT DOWNTOWN
BOSTON, LUNCH:          MON, 6/18 @ 12:30PM EST, BOSTON HARBOR HOTEL

MINNEAPOLIS, BREAKFAST: TUES, 6/19 @ 9:00AM CST, THE MARQUETTE HOTEL CHICAGO, GROUP MEETING: TUES, 6/19 @ 3:30PM CST, LOCATION TBD

NEW YORK 1x1's: AVAILABLE STARTING MON 6/18 (ARRANGE THROUGH JPM SALES COVERAGE) RECORDED INVESTOR DIAL-IN: AVAILABLE STARTING FRI 6/15

SPG SYNDICATE CONTACTS
ANDY CHERNA 212-834-4154
MICK WIEDRICK 212-834-4154

JPM CMBS BANKING CONTACT
KUNAL SINGH 212-834-5467

JPM CMBS TRADING DESK CONTACT
ANDY TAYLOR 212-834-3813

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-400-7834 or emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com

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